EXHIBIT 10.2

[*****] = certain information contained in this document, marked by brackets, has been omitted because the registrant customarily and actually treats such information as private or confidential and it is not material.

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of November 6, 2023 (this “Agreement”), is entered into between East West Manufacturing, LLC, a Georgia limited liability company (“East West”), and BK Technologies, Inc., a Nevada corporation (“BK”). East West and BK are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, BK and East West have entered into that certain Master Supply Agreement, dated as of November 6, 2023 (the “MSA”), pursuant to which BK shall purchase and East West shall sell certain Products (as defined in the MSA) on the terms and conditions described in the MSA;

WHEREAS, in connection with the MSA and pursuant to this TSA, East West and BK will work together to transition the manufacturing of the Products and other related goods from BK and its other suppliers to East West and during the period of such transition, East West will support BK in the production of the Products until such time as production can be fully transitioned from BK’s facility to East West’s facilities (the “Purpose”) as more fully described in the MSA and this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the MSA.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, BK and East West hereby agree as follows:

ARTICLE I
SERVICES

Section 1.01 Provision of Services.

(a) East West agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to BK for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits. Without limiting the generality of the foregoing, the Services shall consist of East West’s support of BK in the manufacturing of the Products until such time as the Purpose is achieved, and are anticipated to include, as needed: (i) East West’s VP of Operational Excellence and Integration being onsite at BK’s facility, (ii) provide management and oversite to the BK manufacturing operations, (iii) ramp-up of East West production capabilities for the Products, and (iv) such other activities are required for the effective transition of the manufacturing of the Products to East West facilities without interruption. Services will be performed by East West, its Affiliates, or their employees and will not be provided by contractors, subcontractors, or consultants of East West or its Affiliates without the advanced written consent of BK. With the prior written consent of BK, East West may utilize the services of subcontractors and consultants in the performance of the Services; provided that East West will remain liable for all responsibilities and obligations of East West under this Agreement, even if some responsibilities and obligations are performed by East West’s subcontractors and/or consultants.

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(b) Notwithstanding the contents of the Service Exhibits, East West agrees to respond in good faith to any reasonable request by BK for access to any additional services that are necessary for the Purpose and which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by East West shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof.

(c) The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, East West agrees to use commercially reasonable efforts to make a transition of the manufacturing of the Products to its own internal organization and facilities, which the Parties anticipate being completed within six (6) months and not exceeding one (1) year.

(d) Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of East West under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that BK may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, BK may terminate any Service, in whole or in part, upon notification to East West in writing of any such determination.

Section 1.02 Standard of Service.

(a) East West represents, warrants and agrees that the Services shall be provided in good faith, in accordance with applicable law and commercial standards generally observed in BK’s industry, and in a timely and professional manner by individuals of suitable experience, training and skill. Subject to Section 1.03, East West agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. The Services shall comply with specified documentation (including BOM’s, Assembly Docs, and Process Docs) supplied by BK; provided, however, that if East West intends to use, or determines that there are better, more efficient processes or procedures that do not jeopardize but improve safety, quality, cost, or delivery, then East West is encouraged to recommend those processes or procedures to BK for approval.

(b) Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, East West makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. BK acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by East West as an independent contractor.

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Section 1.03 Access to Premises; Products; Equipment.

(a) In order to enable the provision of the Services by East West, BK agrees that it shall provide to East West’s and its Affiliates’ employees, at no cost to East West, reasonable access to the facilities, assets and books and records of BK, in all cases to the extent necessary for East West to fulfill its obligations under this Agreement.

(b) East West agrees that all of its and its Affiliates’ employees, when on the property of BK or when given access to any equipment, computer, software, network or files owned or controlled by BK, shall conform to the policies and procedures of BK concerning health, safety and security as established and implemented by BK from time to time and which are made known to East West in advance in writing.

(c) For the avoidance of doubt, all Products produced at the Melbourne Facility (as defined below) utilizing BK’s employees and materials and components owned by BK (and not otherwise purchased by East West pursuant to the MSA) shall be the property of BK. East West will not invoice BK for such Products or charge BK for such Products (other than the fees payable pursuant to this Agreement).

(d) For the shipment of equipment, fixtures and tools that are being provided to East West, upon the mutual agreement of East West and BK, BK will dis-assemble such equipment, fixtures and tools as required for proper shipping, and pack the equipment for shipment to East West facilities at BK’s cost and expense. East West shall send representatives to BK’s facility to be present for the disassembly and packing of such equipment. Shipment methods and required level of packing will be as set forth in the Service Exhibits or as mutually agreed by East West and BK. Upon arrival, BK will assist East West in the re-commissioning the equipment, fixtures and tools, as reasonably requested. Any such equipment, fixtures, and tools that are not purchased by East West pursuant to the MSA, but used during the term of this Agreement, must be returned to BK within a reasonable time frame following the termination or expiration of this Agreement.

ARTICLE II
COMPENSATION

Section 2.01 Facility and Employees of BK.

(a) During the term of this Agreement, BK will continue to maintain its Melbourne, Florida facility (the “Melbourne Facility”), the equipment utilized in the Melbourne Facility and the employees employed at the Melbourne Facility. BK will be solely responsible for the payment of any amounts in connection with the operation of the Melbourne facility (including, without limitation, all rent and taxes). The Melbourne Facility shall be made available to East West in accordance with Section 1.03 above.

(b) During the term of this Agreement and following its termination or expiration, (i) all employees of BK and its Affiliates will remain employees of BK or its Affiliates (as applicable) and shall not be deemed to be employees of East West for any purpose, and (ii) BK or its applicable Affiliate shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

(c) East West shall not be obligated to hire any employees of BK whether during the terms of this TSA or after its expiration or termination.

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Section 2.02 Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, BK shall pay East West Forty Thousand Dollars ($40,000) per month that the Services are required (prorated for any partial month). Notwithstanding the foregoing, the total amount payable by BK to East West pursuant to this Section 2.02(a) shall not exceed Two Hundred Forty Thousand Dollars ($240,000).

(b) After the initial six (6) months of this Agreement, in the event that East West or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service (“Out-of-Pocket Costs”) BK shall reimburse East West for fifty percent (50%) such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(c).

(c) As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i) East West shall prepare and submit monthly invoices to BK’s accounting department via email; and,

(ii) payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by BK from East West.

Section 2.03 Reserved.

Section 2.04 Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, East West shall have no further obligation to provide the applicable terminated Services and BK will have no obligation to pay any future compensation relating to such Services (other than for Services already provided in accordance with the terms of this Agreement and received by BK prior to such termination).

ARTICLE III
TERMINATION

Section 3.01 Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which East West shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02 Breach. Either Party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such service. For the avoidance of doubt, non-payment by BK for a Service provided by East West in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03 Insolvency. In the event that either Party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

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Section 3.04 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement.

Section 3.05 Force Majeure. The obligations of East West under this Agreement with respect to any Service shall be suspended during the period and to the extent that East West is prevented or hindered from providing such Service, or BK is prevented or hindered from receiving such Service, due to any of the following causes beyond such Party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such Party. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and East West shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither BK nor East West shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV
CONFIDENTIALITY

Section 4.01 Confidentiality.

(a) During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other Party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each Party hereto shall use the same degree of care, but no less than reasonable care, to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any Party receiving any Confidential Information of the other Party (the “Receiving Party”) may use Confidential Information only for the Purpose. Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing Party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

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(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V
INDEMNIFICATION; LIMITATION ON LIABILITY

Section 5.01 Indemnification. Each Party (the “Indemnifying Party”) will indemnify, defend, and hold the other Party, its respective shareholders, members, officers, directors, administrators, managers, personnel, successors and assigns (each, an “Indemnified Party”) harmless from and against any and all damages (whether ordinary, direct, indirect, incidental, special, consequential, or exemplary), judgments, liabilities, fines, penalties, losses, claims, actions, demands, lawsuits, costs, and expenses including, without limitation, reasonable attorneys’ fees, that arise out of or relate to (a) the gross negligence, willful misconduct or fraud of the Indemnifying Party; (b) the breach of the Indemnifying Party’s confidentiality or security obligations hereunder; (c) the breach of the Indemnifying Party’s representations or warranties hereunder; (d) the failure by the Indemnifying Party to comply with any applicable laws, rules and regulations; and (e) any payments, compensation, damages, or other amounts, however characterized or determined, to a third party, which the Indemnified Party has reimbursed or may be obligated to pay as a result of any of the foregoing or any other breach of this Agreement by the Indemnifying Party. For purposes of this section, the acts or omissions of a Party’s or its Affiliates’ employees, consultants, subcontractors, agents and representatives shall be deemed the acts or omissions of that Party.

Section 5.02 Limitation on Liability. In no event shall either Party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. BK acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

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ARTICLE VI
MISCELLANEOUS

Section 6.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.01):

(a) if to East West:

East West Manufacturing, LLC

4170 Ashford Dunwoody Road, Suite 560

Atlanta, GA 30319

Email: [*****]

Attention: Scott Ellyson, CEO

with a copy (which shall not constitute notice) to:

East West Manufacturing, LLC

4170 Ashford Dunwoody Road, Suite 560

Atlanta, GA 30319

Email: [*****]

Attention: Jonathan Picard, General Counsel

(b) if to BK:

BK Technologies, Inc.

7100 Technology Drive

West Melbourne, Florida 32904

E-mail: [*****]

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Holland & Hart LLP

222 South Main Street, Suite 2200

Salt Lake City, UT 84101

E-mail: [*****]

Attention: S. Chase Dowden

Section 6.02 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 6.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04 Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 6.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.08 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida. Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby shall be instituted in either the United States District Court for the Middle District of Florida, Orlando Division, or the courts of the state of Florida located in the city of Melbourne, Florida and county of Brevard, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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Section 6.09 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each Party to this agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BK TECHNOLOGIES, INC.

By:	/s/ John Suzuki
Name:	John Suzuki
Title:	President and Chief Executive Officer

EAST WEST MANUFACTURING, LLC

By:	/s/ Scott Ellyson
Name:	Scott Ellyson
Title:	Chief Executive Officer

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